Exhibit 107

Filing Fee Table

Form S-1

(Form Type)

PRESTO AUTOMATION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (Secondary Offering)(1)	457(c)	400,000	$3.03	(2)	$1,212,000	$0.00011020	$133.56
	Total							$133.56
	Total Fee Offsets
	Net Fee Due							$133.56

(1)	Represents the issuance of up to 400,000 shares of common stock that may be issued upon the exercise of the warrants.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on April 25, 2023, as reported on Nasdaq.